EXHIBIT 99.1

UNIVERSAL AMERICAN AGREES TO SELL ITS CANADIAN SUBSIDIARY
PENNCORP LIFE INSURANCE COMPANY

RYE BROOK, N.Y., August 31, 2006 — Universal American Financial Corp. (NASDAQ:UHCO) (“Universal American”) announced today that it has entered into a definitive agreement to sell UAFC (Canada) Inc., including the Company’s Canadian insurance subsidiary PennCorp Life Insurance Company (“PennCorp Life”), for approximately $131 million (CAD$146 million) in cash to a venture 70% owned by La Capitale Civil Service Insurer Inc., a subsidiary of La Capitale Financial Group Inc., and 30% owned by GMF Assurances, a French mutual insurance company.  The completion of the transaction is subject to the satisfaction of customary conditions to closing, including the receipt of applicable regulatory approvals.  We anticipate that the transaction will close during the fourth quarter of 2006.

The sale is expected to result in an after-tax gain of $35 million, or $0.59 per diluted share, and to generate approximately $93 million of cash at closing, plus an additional $3 million in two years if certain conditions are satisfied. Proceeds from the sale will be used for general corporate purposes, primarily to support the faster growing segments of our senior business.  During the first six months of 2006, PennCorp Life contributed approximately $4.8 million, or $0.08 per diluted share, to the earnings of Universal American, including $2.7 million, or $0.05 per diluted share for the second quarter.  PennCorp Life earnings represent between $.17 and $.18 per diluted share in Universal American’s current earnings guidance of $1.28 to $1.35 per diluted share for the full year 2006.  BMO Capital Markets acted as financial advisor to Universal American in connection with the transaction.

“The sale of PennCorp Life will allow Universal American to concentrate our energy and to provide capital for our ambitious expansion activities in Medicare businesses in the United States. We anticipate that with sharper focus and additional investment in these higher growth businesses, we will be able to compensate for the loss of earnings from PennCorp Life,” said Richard Barasch, Chairman and CEO of Universal American.  “We are proud to have been associated with PennCorp Life for the past seven years, and we are appreciative of the efforts of its field force and employees and of the confidence of our policyholders. We believe that La Capitale will continue to build on the strong base that has been created.”

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through our family of companies, we offer a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

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Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS
COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609
Lena Cati (212) 836-9611